Exhibit 99.1

THE TILE SHOP TO PRESENT AT 2016 ICR CONFERENCE

MINNEAPOLIS – January 12, 2016 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, announced that the Company’s CEO Chris Homeister will be presenting at the 2016 ICR Conference this week. The Company also updated its 2015 full year outlook for sales to approximately $293 million, while reaffirming 2015 full year Non-GAAP Earnings Per Share guidance of $0.31 to $0.33.

Accompanying management’s remarks at the conference is an updated investor presentation that can also be viewed at investors.tileshop.com under “Presentations”.

See the “Non-GAAP Net Income Guidance Reconciliation” and “Adjusted EBITDA Guidance Reconciliation” tables at the end of this release for a reconciliation of non-GAAP to GAAP net income and net income to Adjusted EBITDA for the company’s full year outlook.

About Tile Shop Holdings and Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with more than 50 full-room tiled displays. The Company currently operates 114 stores in 31 states, with an average size of 21,800 square feet. The Tile Shop also sells products online at www.tileshop.com

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, stock based compensation and other special, non-recurring charges including investigation and litigation costs. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes loss on extinguishment of debt and special, non-recurring charges including investigation and litigation costs, and is net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores). Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Investors and Media:

Tile Shop Holdings, Inc.

Adam Hauser, 763-852-2950

investorrelations@tileshop.com

Non-GAAP Net Income Guidance Reconciliation (Unaudited)
($ in millions)	2015 Full Year
Income before income taxes	$25 - $27
Loss on extinguishment of debt	approx. $0.2
Special charges	approx. $1.2
Non-GAAP net income before taxes	$26 - $28
Provision for income taxes	$10 - $11
Non-GAAP net income	$16 - $17
Fully diluted shares outstanding	approx. 51 million
Non-GAAP Diluted Earnings per Share	$0.31 to $0.33

Adjusted EBITDA Guidance Reconcilation (Unaudited)
($ in millions)	2015 Full Year
Net Income	$15 - $16
Interest Expense	approx. $2.5
Income Taxes	$10 - $11
Depreciation and amortization	approx. $23
Special charges	approx. $1.2
Stock-based compensation	approx. $5
Adjusted EBITDA	$57 - $60

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